Exhibit 99.(a)(4)

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A CORPORATION TO A

STATUTORY TRUST PURSUANT TO

SECTION 3820 OF THE DELAWARE

STATUTORY TRUST CODE

1.)            The jurisdiction where the Corporation first formed is Delaware.

2.)            The jurisdiction immediately prior to filing this Certificate is Delaware.

3.)            The date the Corporation first formed is March 24, 2014.

4.)            The name of the Corporation immediately prior to filing this Certificate is Eagle Point Credit Company Inc.

5.)            The name of the Statutory Trust as set forth in the Certificate of Trust is Eagle Point Credit Company.

6.)            This Certificate of Conversion shall become effective on May 22, 2026 at 12:01 a.m. Eastern Standard Time.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 20th day of May, 2026.

By:	/s/ Scott W. Appleby	By:	/s/ Jeffrey L. Weiss
Name: Scott W. Appleby, not in his individual capacity but as Trustee		Name: Jeffrey L. Weiss, not in his individual capacity but as Trustee

By:	/s/ Kevin F. McDonald	By:	/s/ Thomas P. Majewski
Name: Kevin F. McDonald, not in his individual capacity but as Trustee		Name: Thomas P. Majewski, not in his individual capacity but as Trustee

By:	/s/ Paul E. Tramontano	By:	/s/ James R. Matthews
Name: Paul E. Tramontano, not in his individual capacity but as Trustee		Name: James R. Matthews, not in his individual capacity but as Trustee